Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
THE FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
STRATEGIC DIAGNOSTICS INC.
____________________________________

Strategic Diagnostics Inc., a corporation organized and existing under the laws of the State of Delaware (hereinafter referred to as the “Corporation”), for the purpose of amending its Fourth Amended and Restated Certificate of Incorporation pursuant to Section 242 of the Delaware General Corporation Law (“DGCL”), does hereby certify as follows:

1.         The first paragraph of Article IV of the Corporation’s Fourth Amended and Restated Certificate of Incorporation, including the three sub-paragraphs included therein, is amended and restated to read in its entirety as follows:

“The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is 69,664,362 shares, divided into classes as follows

2,164,362 shares shall be shares of Series A Convertible Preferred Stock, with a par value of $.01 per share (the “Series A Convertible Preferred Stock”);

17,500,000 shall be shares of Preferred Stock, with a par value of $.01 par value per share (the “Blank Check Preferred Stock”) and

50,000,000 shall be shares of Common Stock, with a par value of $.01 par value per share (the “Common Stock”);”

2.         The amendment to the Fourth Amended and Restated Certificate of Incorporation of the Corporation set forth in this Certificate of Amendment has been duly adopted in accordance with the provisions of Section 242 of the DGCL and the Fourth Amended and Restated Certificate of Incorporation of the Corporation, and has been approved by the stockholders of the Company at a meeting of the stockholders.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Fourth Amended and Restated Certificate of Incorporation to be duly adopted and executed in its corporate name and on its behalf by its duly authorized officer as of the 27th day of May, 2011.

STRATEGIC DIAGNOSTICS INC.

By:	/s/ Francis M. DiNuzzo
Name: Francis M. DiNuzzo
Title: President and Chief Executive Officer